Exhibit 99.2
April 21, 2025

Fellow Calix stockholders:

The first quarter of 2025 delivered strong sequential revenue growth of 7%, reflecting an acceleration of deployments by our customers on Calix’s appliance-based platform, cloud and managed services model. Once again, we delivered record gross margin as our broadband experience providers, or BXPs, leveraged our platform, cloud and managed services to provide differentiated experiences and gain new subscribers. As a result, our remaining performance obligations, or RPOs, rose 39% year-over-year and 4% quarter-over-quarter to $340 million.
Our focus on operational excellence drove our eighth consecutive quarter of double-digit free cash flow and our 19th consecutive quarter of positive free cash flow, which continued to strengthen our already strong balance sheet. Our healthy cash position enabled us to repurchase 1.2 million shares in the first quarter of 2025, and we finished the quarter with cash and investments of $282 million.

GMs and CEOs in our industry are increasingly focused on shifting their business models from that of a legacy, commodity broadband provider to a BXP. This strategy reduces churn, increases average revenue per user, or ARPU, and attracts new subscribers to our customers’ residential, business, MDU and municipal segments. We continue to educate broadband service providers, or BSPs, that they must choose between remaining a network operator and face commoditization or becoming a BXP to better serve their subscribers. In the first quarter of 2025, 16 new BSPs started their subscriber-experience journey with Calix, which expands our footprint for predictable and profitable growth for years to come. Due to our technology innovation, business model and balance sheet, we are strategically positioned to aggressively capture new footprint from legacy operators as the market crosses the chasm and Calix moves accordingly.

The Calix Difference

Our mission remains aligned to those choosing the BXP path as we contribute to their success by enabling their teams to simplify their operations, subscriber engagement and services, innovate for their consumer, business and municipal subscribers and grow their value for members, investors and the communities they serve.
In the first quarter of 2025, the industry continued to acknowledge Calix with awards that span our culture, technology innovation, sustainability and commitment to customers and partners, including the following recognitions:

•Fast Company named Calix #11 on its list of the “World’s Most Innovative Companies in Enterprise”
•Comparably recognized Calix for “Best Company Outlook”, “Best Company for Women” and “Best Company for Diversity”
•The Cloud Awards - Calix Cloud has won “Most Innovative Use of Data in the Cloud”
•2025 MSCI ESG Rated AA (achieved for second consecutive year)

Calix innovations create differentiation in a competitive broadband market undergoing a multi-decade disruption. Our BXP customers are disrupting legacy network providers by transforming their businesses and leading in their markets with Calix’s end-to-end platform. We will continue to align our strategy and investments to support our customers, which in turn will deliver improved long-term financial performance across four measurable objectives:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Ongoing predictability

Disruption in the broadband industry is hastening and accelerating the opportunity for Calix. Our team remains focused on supporting our BXP customers’ subscriber growth, expanding our footprint, maintaining strong operating discipline and creating a highly sustainable business model, giving us a solid foundation for many years to come.

First Quarter 2025 Financial Results

	GAAP	Non-GAAP	Guidance Non-GAAP [1]
Revenue	$220.2m	$220.2m	$204.0m – $210.0m
Gross margin	55.7%	56.2%[2]	54.5% – 56.5%
Operating expenses	$128.8m	$109.8m2	$105.5m – $107.5m
Net income (loss) per diluted common share	($0.07)	$0.19[2]	$0.10 – $0.16

[1]	Non-GAAP guidance provided on January 29, 2025.
[2]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliations beginning on page 14.
For the first quarter of 2025, revenue was $220.2 million, representing an increase of 6.9% from the prior quarter and a decrease of 2.7% compared with the same quarter a year ago. During the first quarter, our customers pulled forward demand as they expedited builds and upgrades to XGS PON and WiFi-7 after reducing the level of activity in the year prior.

Unlimited Subscriber revenue increased by 15% and 27% from the prior quarter and year ago quarter, respectively. Meanwhile, Intelligent Access revenue decreased by 6% and 32% from the prior quarter and year ago quarter, respectively. The shift from Intelligent Access revenue to Unlimited Subscriber revenue is primarily due to our BXP customers’ focus on the subscriber experience and adding new subscribers as well as a seasonal low point for Intelligent Access product shipments.

Remaining Performance Obligations, 1Q24 ~ 1Q25
$350M
$300M
$250M
$200M
$150M
$100M
$50M
$0M
1Q24
2Q24
3Q24
4Q24
1Q25
Current
Long-term

RPOs result from long-term commitments made by our customers and consist mainly of Calix Cloud, managed services, extended warranties and support/maintenance agreements and exclude platform licenses, month-to-month usage-based models and true-ups. These commitments generally have an initial term of three years.
At the end of the first quarter of 2025, our RPOs were $340.4 million, which is an increase of $14.6 million, or 4%, from the prior quarter and an increase of $95.2 million, or 39%, from the same quarter a year ago. Current RPO was $128.4 million, up 6% from $120.7 million at the end of the prior quarter and up 30% from $99.1 million at the end of last year. The increases reflected continued strength as our BXP customers adopt our platform, cloud and managed services, add incremental cloud and managed service offerings and win new subscribers. We expect RPOs will continue to grow each quarter while the size of the increase may fluctuate.

Platform, Cloud and Managed Services Adoption, 1Q24 ~ 1Q25
(Number of Customers)
1,048
913
414
1,065
932
436
1,074
937
459
1,095
952
491
1,097
958
511
Q124
Q224
Q324
Q424
Q125
Unlimited Subscriber/Intelligent Access
Calix Cloud
Managed Services

Expanded customer adoption of our platform, cloud and managed services was again evidenced by an increase in all three metrics compared with the prior quarter. As we have noted previously, our platform, cloud and managed services monetize based on subscriber count, and the growth in subscribers and on-going adoption of our platform, cloud and managed services form the “expand” in our “land and expand” strategy. Over time, we expect the recurring revenue from continued platform, cloud and managed services adoption will drive higher gross margin.

In the first quarter of 2025, we added 2 new Unlimited Subscriber and/or Intelligent Access deployments. By deploying the Unlimited Subscriber, BXPs can quickly implement and sell managed services, thereby enabling them to improve their ARPU at higher margins with the greatest levels of subscriber satisfaction.
We also added 6 new Calix Cloud deployments, which include Engagement Cloud, Operations Cloud and/or Service Cloud. Calix Cloud allows our BXPs to benefit from the power of data-driven insights to drive best-in-class Net Promoter Scores℠.

Our managed services showed continued growth as 20 additional customers began deploying a managed service. We currently offer the following SmartLife™ managed services: SmartHome™ (which includes Wi-FiIQ, CommandIQ®, ProtectIQ® and ExperienceIQ®), Arlo Secure, Bark, SmartBiz™ and SmartTown®.

Revenue by Customer Size, 1Q24 ~ 1Q25
100%
80%
60%
40%
20%
0%
7%
12%
81%
6%
12%
82%
5%
12%
83%
6%
23%
71%
10%
11%
79%
1Q24
2Q24
3Q24
4Q24
1Q25
Small (<250K)
Medium (250K <2.5M)
Large (>2.5M)

As we have discussed previously, technology disruptions start with small customers and eventually work their way up to large customers. We saw a break in this trend in early 2024 as a few large and medium-sized customers reduced their level of appliance purchases while we believe they reevaluated their priorities and requirements. Upon clarification of their priorities, we saw two medium-sized customers pull forward their purchases into the fourth quarter of 2024. In the first quarter of 2025, we saw a large-sized customer pull forward its demand. Meanwhile, of the two medium-sized customers with strong purchases in the fourth quarter of 2024, one returned to a more normal level of purchase and the other had nominal purchases, reflecting the “lumpy” nature of their purchases. As such, revenue from large and medium combined were 21% of total revenue, down from 29% last quarter and compared to 19% in the same quarter a year ago. In absolute dollars, the large and medium segment was down 23% sequentially, but increased by 6% from the year ago quarter. Revenue from small customers accounted for 79% of revenue for the first quarter of 2025, up from 71% in the prior quarter and down from 81% in the year ago quarter. In absolute dollars, this level of revenue also represented an increase of 19% sequentially and a decrease of 5% compared to the year ago quarter.
U.S. revenue was 96% of revenue for the first quarter of 2025, up from 90% in the fourth quarter of 2024, and up from 93% of revenue for the year ago quarter. U.S. revenue increased 14% in absolute dollars sequentially and increased 1% compared with the year ago quarter. International revenue was 4% of revenue in the first quarter of 2025, down 58% from the prior quarter and down 44% compared with the year ago period. The decrease was due primarily to fewer shipments to Europe, reflecting the “lumpy” ordering patterns for our largest international customer.

Our GAAP gross margin for the first quarter of 2025 was a record 55.7%, an increase of 70 basis points sequentially and 150 basis points year-over-year. Included in GAAP gross margin were stock-based compensation and intangible asset amortization. Excluding these items, our non-GAAP gross margin for the first quarter of 2025 was also a record 56.2%, representing an increase of 70 basis points sequentially and 130 basis points from the year ago period. The sequential and year-over-year increase relates primarily to our BXP customers winning new subscribers and the continued adoption of our platform by new BSPs and to a lesser extent customer mix. We expect that gross margin will continue to increase each quarter; however, the amount of increase may vary from quarter to quarter depending on customer and product mix.
Our GAAP and non-GAAP operating expenses for the first quarter of 2025 were $128.8 million and $109.8 million, representing 58% and 50% of revenue, respectively. Sequentially, GAAP and non-GAAP operating expenses decreased by $3.3 million and $1.0 million, respectively, in the first quarter of 2025 primarily due to a decreased sales and marketing operating expenses as our annual customer and innovation conference ConneXions occurred last quarter. Compared with the year ago quarter, GAAP operating expenses increased by $4.2 million mainly due to stock-based compensation, and non-GAAP operating expenses increased $1.4 million related to higher sales incentive compensation. Non-GAAP sales and marketing investments were 23.4% of revenue, which is above our Target Financial Model range of 18% to 20%. Non-GAAP research and development investments were 31.4% of gross profit, which is above our Target Financial Model of 29%. Non-GAAP general and administrative investments were 8.8% of revenue, which is above our Target Financial Model of 7%. We expect our 2025 operating expense investments to be slightly up over the prior year and decline as a percentage of revenue as our revenue continues to grow sequentially.

Our GAAP net loss of $4.8 million for the first quarter of 2025 decreased by $13.1 million sequentially and increased $4.9 million from the year ago period. The improvement was primarily the result of higher revenue and gross margin and lower operating expenses. GAAP net loss for the first quarter of 2025 included stock-based compensation of $19.7 million and intangible asset amortization of $0.3 million. Excluding these items, our non-GAAP net income for the first quarter of 2025 was $13.1 million, an increase of $7.9 million compared with the prior quarter due primarily to higher revenue and gross margin. Non-GAAP net income decreased $1.3 million when compared with $14.4 million from the same quarter last year due to higher operating expenses in part related to higher sales incentive compensation.

Balance Sheet and Cash Flow

Cash Conversion Cycle, 1Q24 ~ 1Q25
170 Days
160 Days
150 Days
140 Days
130 Days
120 Days
110 Days
100 Days
1Q24
2Q24
3Q24
4Q24
1Q25

Our balance sheet remains strong. Our Days Sales Outstanding (DSO) at the end of the first quarter 2025 was 30 days, down 6 days from the prior quarter and 10 days from the first quarter a year ago. Our Target Financial Model for DSO remains between 35 and 45 days. Inventory turns were 3.6, up from 3.1 in the prior quarter and 3.1 in the first quarter a year ago. Inventory turns for the first quarter of 2025 were within our Target Financial Model of 3 to 4 turns. In the first quarter of 2025, our inventory deposits decreased by $4.1 million, bringing our total inventory deposits to $58.5 million. Days payable outstanding (DPO) at the end of the first quarter was 23 days, up 2 days from the prior quarter and 1 day from the year ago quarter. Our Target Financial Model for DPO is between 25 and 35 days. Our cash conversion cycle was 109 days compared with 133 days in the prior quarter and 134 days in the same quarter last year. Our Target Financial Model for our cash conversion cycle remains between 100 and 130 days.

Cash Flow, 1Q24 ~ 1Q25
$25M
$20M
$15M
$10M
$5M
$0M
1Q24
2Q24
3Q24
4Q24
1Q25
Operating Cash Flow
Free Cash Flow

After repurchasing 1.2 million shares during the first quarter of 2025, we ended with cash and investments of $282.3 million, which was a sequential quarterly decrease of $14.8 million. The decrease was primarily due to the $40.0 million invested in acquiring the 1.2 million shares of our common stock and capital expenditures of $4.3 million partially offset by operating cash flow of $17.2 million and proceeds from equity-based employee benefit plans of $10.8 million. Compared with the year ago period, our cash and investments increased by $42.8 million. The increase was due primarily to the generation of operating cash flow of $70.9 million and proceeds from equity-based employee benefit plans of $31.6 million partially offset by share repurchases of $47.0 million and capital expenditures of $18.7 million. We continue to expect both GAAP operating and non-GAAP free cash flow to remain strong due to expected continued non-GAAP profitability and a robust cash conversion cycle.

With our expectation of continued strong free cash flow generation, the Board has authorized an additional $100 million under our share repurchase program. We had $62.9 million available under the program at the end of the first quarter of 2025.

Second Quarter 2025 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$221m – $227m	$221m – $227m
Gross margin	55.25% – 57.25%[1]	54.35% – 56.35%
Operating expenses	$109m – $111m1	$131m – $133m
Net income (loss) per diluted common share[2]	$0.18 – $0.24[1]	$(0.11) – $(0.05)

[1]	Non-GAAP excludes stock-based compensation, U.S. tariff and tariff-related costs and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliation on page 16.
[2]	Based on 67.8 million weighted-average diluted common shares outstanding.

Our guidance for the second quarter of 2025, ending June 28, 2025, reflects our expectations as of the date of this letter.

Our revenue guidance for the second quarter of 2025 is for revenue to be between $221 million and $227 million, up 2% (at the midpoint) from the prior quarter taking into consideration the strength of customer deployments in the first quarter of 2025 and improved visibility.

Our non-GAAP gross margin guidance for the first quarter of 2025 of 56.25% (at the midpoint) would be a slight increase from the prior quarter reflecting expected customer and product mix in the second quarter 2025. We expect our annual gross margin improvement in 2025 will be within our Target Financial Model range of 100 to 200 basis points. We expect appliance product mix to continue shifting toward lower margin premises systems, and we expect continued strength from our platform, cloud and managed services.

Our non-GAAP operating expense guidance for the second quarter of 2025 of $110 million (at the midpoint) represents a sequentially flat quarter. Our non-GAAP operating expense for the second quarter of 2025 is higher than our Target Financial Model as a percentage of revenue due to the current revenue outlook. We plan to continue to hold our operating expenses relatively constant until revenue growth returns us back to our Target Financial Model.

We expect our non-GAAP effective tax rate for 2025 will be in a range of 21% to 23%.

Summary

We remain in the early stages in this once-in-a-generation disruption of the broadband industry. Our BXP customers are thriving in this disruptive market as the Calix model enables a simple path to a comprehensive business model that differentiates to win consumer, business and municipal subscribers at an ever-increasing pace. We expect further footprint gains as we continue to convert legacy network operators who are struggling with commoditization, margin declines and slowing growth while Calix-partnered BXPs innovate at a faster and faster pace.

The foundation for our growth continues to be based on three vectors:

•New subscribers: BXP customers leverage our platform, cloud and managed services to differentiate themselves in their markets thereby adding subscribers.
•Existing subscribers: BXP customers adopt additional platform extensions, cloud and managed services, enabling them to reduce their operational costs and grow revenue per subscriber.
•New BXPs: We continue to help legacy operators become new strategically aligned service providers who recognize that our unique platform, cloud and managed services model enables their teams to transform their business as they simplify their operations, subscriber engagement and services, innovate for their consumer, business and municipal subscribers and grow their value for members, investors and the communities they serve.

With strong demand for our appliances, platform, cloud and managed services, we are confident in our sequential growth, and we are excited by the multi-year outlook for our business. We remain focused on growing our footprint by adding to our BXP customer base and expanding the reach of our platform, cloud and managed services across their subscribers.

We sincerely thank our employees, customers, partners, vendors and stockholders for their continued support.

Sincerely,

Michael Weening President and CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, April 22, 2025 at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our first quarter 2025 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13752758.

The conference call and webcast will include forward-looking information.

Investor Inquiries
Nancy Fazioli
VP, Investor Relations
InvestorRelations@calix.com
(669) 308-3901

About Calix
Calix, Inc. (NYSE: CALX) — Calix is an appliance-based platform, cloud and managed services company. Broadband experience providers leverage Calix’s broadband platform, cloud and managed services to simplify their operations, subscriber engagement and services; innovate for their consumer, business and municipal subscribers; and grow their value for members, investors and the communities they serve.

Our end-to-end platform and managed services democratize the use of data—enabling our customers of any size to operate efficiently, acquire subscribers and deliver exceptional experiences. Calix is dedicated to driving continuous improvement in partnership with our growing ecosystem to support the transformation of our customers and their communities.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, impact from U.S. tariffs and trade policies, potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, anticipated government funding, programs and proposals, expected customer and product mix or anticipated adoption or deployment of our appliances, platform, cloud or managed services, industry, market and customer trends, opportunities with existing and prospective customers, the timing of BEAD shipments, free cash flow and liquidity, continuation of our stock repurchase program and future financial performance (including the outlook for the second quarter of 2025, full year and future periods and performance against our Target Financial Model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, potential for growth in our business driven by government funds, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our appliances, platform, cloud or managed services, our ability to grow our customer base, fluctuations in costs associated with our appliances and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, inventory write-offs or component liabilities, cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP sales and marketing investments, non-GAAP research and development investments, non-GAAP general and administrative investments, non-GAAP effective income tax rate, non-GAAP net income or profitability, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude non-cash stock-based compensation, U.S. tariff and tariff-related costs, intangible asset amortization and the impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Net Promoter®, NPS®, NPS Prism® and the NPS-related emoticons are registered trademarks of Bain & Company, Inc., Satmetrix Systems, Inc. and Fred Reichheld. Net Promoter Score℠ and Net Promoter System℠ are service marks of Bain & Company, Inc., Satmetrix Systems, Inc. and Fred Reichheld.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 29,	March 30,
	2025	2024

Revenue	$220,242	$226,310
Cost of revenue	97,534	103,733
Gross profit	122,708	122,577
Operating expenses:
Sales and marketing	58,059	53,897
Research and development	43,980	44,422
General and administrative	26,750	26,290
Total operating expenses	128,789	124,609
Operating loss	(6,081)	(2,032)
Interest income and other expense, net:
Interest income, net	3,287	2,635
Other expense, net	(196)	(135)
Total interest income and other expense, net	3,091	2,500
Income (loss) before income taxes	(2,990)	468
Income taxes	1,797	365
Net income (loss)	$(4,787)	$103
Net income (loss) per common share:
Basic	$(0.07)	$0.00
Diluted	$(0.07)	$0.00
Weighted average number of shares used to compute net income (loss) per common share:
Basic	66,027	65,338
Diluted	66,027	68,119

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 29,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$42,300	$43,162
Marketable securities	240,010	253,929
Accounts receivable, net	75,511	79,321
Inventory	100,835	102,727
Prepaid expenses and other current assets	103,344	105,596
Total current assets	562,000	584,735
Property and equipment, net	30,832	31,153
Right-of-use operating leases	5,535	6,216
Deferred tax assets	179,005	177,601
Goodwill	116,175	116,175
Other assets	23,572	23,387
	$917,119	$939,267
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,471	$20,226
Accrued liabilities	69,871	84,167
Deferred revenue	29,482	26,750
Total current liabilities	122,824	131,143
Long-term portion of deferred revenue	21,310	20,883
Operating leases	3,378	3,720
Other long-term liabilities	2,441	2,581
Total liabilities	149,953	158,327
Stockholders’ equity:
Common stock	1,643	1,661
Additional paid-in capital	1,160,781	1,170,017
Accumulated other comprehensive loss	(345)	(612)
Accumulated deficit	(394,913)	(390,126)
Total stockholders’ equity	767,166	780,940
	$917,119	$939,267

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended
	March 29,	March 30,
	2025	2024
Operating activities:
Net income (loss)	$(4,787)	$103
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	19,745	16,856
Depreciation and amortization	4,271	4,867
Deferred income taxes	(1,459)	(2,448)
Net accretion of available-for-sale securities	(1,144)	(1,406)
Changes in operating assets and liabilities:
Accounts receivable, net	3,810	25,719
Inventory	1,891	13,203
Prepaid expenses and other assets	2,808	272
Accounts payable	3,486	(15,973)
Accrued liabilities	(14,086)	(28,056)
Deferred revenue	3,158	2,348
Other long-term liabilities	(481)	(794)
Net cash provided by operating activities	17,212	14,691
Investing activities:
Purchases of property and equipment	(4,310)	(3,709)
Purchases of marketable securities	(36,856)	(35,575)
Maturities of marketable securities	52,154	42,565
Net cash provided by investing activities	10,988	3,281
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	10,845	10,814
Repurchases of common stock	(39,974)	(3,738)
Net cash provided by (used in) financing activities	(29,129)	7,076
Effect of exchange rate changes on cash and cash equivalents	67	(39)
Net increase (decrease) in cash and cash equivalents	(862)	25,009
Cash and cash equivalents at beginning of period	43,162	63,409
Cash and cash equivalents at end of period	$42,300	$88,418

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Gross Margin
(Unaudited)
	Three Months Ended
	March 29, 2025	December 31, 2024	September 28, 2024	June 29, 2024	March 30, 2024
GAAP gross margin	55.7%	55.0%	54.8%	54.3%	54.2%
Adjustments to GAAP amount:
Stock-based compensation	0.4	0.4	0.3	0.3	0.3
Intangible asset amortization	0.1	0.1	0.3	0.5	0.4
Non-GAAP gross margin	56.2%	55.5%	55.4%	55.1%	54.9%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)
	Three Months Ended
	March 29,	December 31,	Sept. 28,	June 29,	March 30,
	2025	2024	2024	2024	2024
GAAP operating expenses:
Sales and marketing	$58,059	$59,443	$52,301	$52,238	$53,897
Research and development	43,980	45,858	45,467	44,123	44,422
General and administrative	26,750	26,816	23,175	22,598	26,290
	128,789	132,117	120,943	118,959	124,609
Stock-based compensation:
Sales and marketing	(6,469)	(7,138)	(4,630)	(4,191)	(4,850)
Research and development	(5,081)	(5,388)	(4,783)	(4,398)	(4,515)
General and administrative	(7,415)	(8,729)	(6,188)	(6,162)	(6,855)
	(18,965)	(21,255)	(15,601)	(14,751)	(16,220)

Non-GAAP operating expenses:
Sales and marketing	51,590	52,305	47,671	48,047	49,047
Research and development	38,899	40,470	40,684	39,725	39,907
General and administrative	19,335	18,087	16,987	16,436	19,435
	$109,824	$110,862	$105,342	$104,208	$108,389

Calix, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	March 29,	December 31,	Sept. 28,	June 29,	March 30,
	2025	2024	2024	2024	2024
GAAP net income (loss)	$(4,787)	$(17,924)	$(3,968)	$(7,958)	$103
Adjustments to GAAP amount:
Stock-based compensation	19,745	22,075	16,371	15,458	16,856
Intangible asset amortization	298	298	604	956	956
Income tax effect of non-GAAP adjustments	(2,125)	781	(4,100)	(2,348)	(3,474)
Non-GAAP net income	$13,131	$5,230	$8,907	$6,108	$14,441

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)
	Three Months Ended
	March 29,	December 31,	Sept. 28,	June 29,	March 30,
	2025	2024	2024	2024	2024
Net cash provided by operating activities	$17,212	$15,363	$15,999	$22,347	$14,691
Purchases of property and equipment	(4,310)	(5,149)	(3,244)	(5,952)	(3,709)
Non-GAAP free cash flow	$12,902	$10,214	$12,755	$16,395	$10,982

Calix, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Net Income Per Diluted Common Share[1]
(Unaudited)
Three Months Ended March 29, 2025
GAAP net loss per diluted common share	$(0.07)
Adjustments to GAAP amount:
Stock-based compensation	0.29
Intangible asset amortization	0.01
Income tax effect of non-GAAP adjustments	(0.04)
Non-GAAP net income per diluted common share	$0.19

[1]	Based on 68.7 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending June 28, 2025
	GAAP	Stock-Based Compensation	U.S. Tariff and Tariff-related Costs	Intangible Asset Amortization	Non-GAAP
Gross margin	54.35% - 56.35%	0.4%	0.4%	0.1%	55.25% - 57.25%
Operating expenses	$131,000 - $133,000	$(22,000)	$ —	$ —	$109,000 - $111,000
Net income (loss) per diluted common share[1]	$(0.11) - $(0.05)	$0.28 [2]	$0.01 [2]	$0.00 [2]	$0.18 - $0.24

[1]	Based on 67.8 million weighted-average diluted common shares outstanding.
[2]	Net of income taxes.